Exhibit 5.1
February 6, 2014
Board of Directors
Kennametal Inc.
1600 Technology Way
P.O. Box 231
Latrobe, PA 15650

Gentlemen:
We have acted as counsel to Kennametal Inc., a Pennsylvania corporation (the “Corporation”), in connection with the proposed issuance by the Corporation of up to 6,000,000 additional shares (the “Shares”) of the Corporation’s Capital Stock, par value $1.25 per share, pursuant to the terms of the Kennametal Inc. Stock and Incentive Plan of 2010 (As Amended and Restated on October 22, 2013) (the “Plan”).
As counsel to the Corporation, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction of the Plan, the Articles of Incorporation of the Corporation, as amended and as currently in effect, the By-Laws of the Corporation as currently in effect, the relevant corporate proceedings of the Corporation, the Registration Statement on Form S-8 (the “Registration Statement”) covering the issuance of the Shares pursuant to the Plan, and such other corporate records, certificates, other documents, and questions of law as we have considered necessary or appropriate for the purposes of this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.  As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Corporation.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that when the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission and when the Shares have been duly issued and delivered pursuant to the terms of the Plan, such Shares will be validly issued, fully paid and non-assessable.

We express no opinion as to the applicability or compliance with or effect of federal law or the law of any other jurisdiction other than the Pennsylvania Business Corporation Law of 1988, as amended.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.  This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

This opinion has been prepared for your use in connection with the issuance of the Shares under the Plan, and speaks as of the date hereof.  We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify the opinions expressed herein.

It is understood that this opinion is to be used only in connection with the issuance of the Shares while the Registration Statement is in effect.

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Very Truly Yours,
BUCHANAN INGERSOLL & ROONEY PC

By: /s/ Lewis U. Davis, Jr.
Lewis U. Davis, Jr.
Assistant Vice President - Opinions

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